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                                                                   Exhibit 18.1


                 Letter regarding change in accounting principle

March 10, 2000

Syratech Corporation
175 McClellan Highway
East Boston, MA  02128-9114

Dear Sirs/Madams:

We have audited the consolidated financial statements of Syratech Corporation and subsidiaries as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 10, 2000, which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in the method of certain inventory pricing, from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method in 1999 and a Merger accounted for as a recapitalization in 1997. Note 4 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 1999 of a change in the method of inventory pricing, from the LIFO method to the FIFO method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,


/s/ Deloitte & Touche LLP